Exhibit 15

                  PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1
                   UNDER THE INVESTMENT COMPANY ACT OF 1940
           OF THE RODNEY SQUARE INTERNATIONAL SECURITIES FUND, INC.
          WITH RESPECT TO THE RODNEY SQUARE INTERNATIONAL EQUITY FUND

       WHEREAS, The Rodney Square International Securities Fund, Inc. (the "Fund") operates as an open-end investment company registered under the Investment Company Act of 1940 (the "Act");

       WHEREAS, the Fund's shares of common stock, par value $0.01 per share, are divided into separate series ("portfolios");

       WHEREAS, at the present time, the Fund has one portfolio, The Rodney Square International Equity Fund (the "Portfolio");

       WHEREAS, the Fund desires to adopt a Plan of Distribution pursuant to Rule 12b-1 under the Act;

       WHEREAS, the Fund has entered into a Distribution Agreement pursuant to which the Fund has employed a Distributor of the securities of the Fund (the "Distributor") during the continuous offering of shares of its portfolios;

       NOW THEREFORE, the Fund hereby adopts this Plan of Distribution (the "Plan") on behalf of the Portfolio in accordance with Rule 12b-1 under the Act.

       1. (a) The Fund shall pay the Distributor, as reimbursement for the expenses incurred with respect to the Portfolio by the Distributor pursuant to the Distribution Agreement ("Distribution Expenses"), promptly after the last day of each month a fee not greater than the Distribution Expenses incurred by the Distributor during that month and any prior month to the extent that Distribution Expenses in such prior month had not previously been paid to the Distributor because of the "provided" clause of this paragraph; provided that payment shall be made for any month only to the extent that such payment shall not exceed (i) on an annualized basis, 0.75% of the Fund's average annual net assets; (ii) when combined with sales load proceeds, 7.25% of the Fund's gross new sales; and (iii) limitations set from time to time by the Board of Directors.

            (b)   Distribution Expenses from prior months that have  not  been reimbursed may be carried forward and presented for reimbursement in subsequent months subject to the expense limitations set forth above, provided that such reimbursement shall be made on a first-in, first-out basis. Interest or finance charges on such carried forward Distribution Expenses may be payable to the Distributor, but only with express authorization by the Board of Directors.

       2. For purposes hereof, "Distribution Expenses" shall mean all expenses which the Distributor bears with respect to the Portfolio under the Distribution Agreement and consists of the amounts paid and expenses incurred by the Distributor for distribution activities encompassed by Rule 12b-1, such as public relations services, telephone services, sales presentations, media charges, preparation, printing and mailing advertising and sales literature,

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data processing necessary to  support  a  distribution  effort,  printing  and mailing of prospectuses, and distribution and shareholder servicing activities of broker/dealers and other financial institutions. Such expenses may include fairly allocable internal expenses of the Distributor and payments to third parties.

       3. Nothing in this Plan shall operate or be construed to limit the extent to which the Fund's administrator, investment adviser (the "Adviser") or any other person, other than the Fund, may incur costs and bear expenses associated with the distribution of securities of which the Portfolio is the issuer.

       4. It is contemplated by the Plan that the Adviser may from time to time make payments to third parties out of its advisory fee, not to exceed the amount of that fee, including payments of fees for shareholder servicing and transfer agency functions. If such payments are deemed to be indirect financing of an activity primarily intended to result in the sale of shares issued by the Portfolio within the context of Rule 12b-1 under the Act, such payments shall be authorized by this Plan.

       5. This Plan shall not take effect until it has been approved by a vote of at least a majority of the outstanding voting securities of the Portfolio (as defined in the Act).

       6. (a) This Plan shall not take effect until it has been approved by votes of the majority of both (i) the Board of Directors of the Fund and (ii) the Directors who are not interested persons of the Fund within the meaning of
Section 2(a)(19) of the Act and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan ("Independent Directors"), cast in person at a meeting called for the purpose of voting on this Plan.

            (b) Any limitations set by the Board of Directors on the amount of Distribution Expenses that are reimbursable shall be approved by vote of the majority of both the Board of Directors of the Fund and the Independent Directors. Payment of interest or finance charges on carried-forward unreimbursed Distribution Expenses shall also be approved by a vote of the majority of both the Board of Directors and the Independent Directors.

       7. This plan shall remain in effect for one year from the date of its effectiveness and may continue in effect thereafter if it is approved at least annually by a vote of the Board of Directors of the Fund, and of the Independent Directors, cast in person at a meeting called for the purpose of voting on the Plan.

       8. This Plan may be terminated at any time by a majority vote of the Independent Directors or by vote of a majority of the outstanding voting securities of the Portfolio. Upon such termination or upon termination of the Distribution Agreement, any Distribution Expenses incurred by the Distributor, including any carried forward unreimbursed Distribution Expenses and any interest or finance charges thereon, to the date of termination shall be presented to the Fund for payment subject to the expense limitations in paragraph (1) hereof. Any Distribution Expenses incurred by the Distributor, including any carried forward unreimbursed Distribution Expenses and any interest or finance charges thereon, prior to the effective date of termination shall be paid by the Fund in accordance with the Plan except that

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any expenses, fees and charges not properly payable by the Fund by fiscal year-
end shall expire at fiscal year-end. The Fund shall have no obligation to make any other payment of the Distributor under this Plan or the Distribution Agreement.

       9. The Distributor shall provide, on at least a quarterly basis, a written report to the Fund's Board of Directors of the Distribution Expenses incurred by the Distributor, including any carried forward unreimbursed Distribution expenses and any interest or finance charges thereon, the amounts paid on behalf of the Portfolio by the Fund during the most recently completed quarter pursuant to this Plan or any related agreements and the purposes for which such expenditures were made.

       10. While this plan is in effect, the selection and nomination of those Directors who are not interested persons of the Fund within the meaning of Section 2(a)(19) of the Act shall be committed to the discretion of the Directors then in office who are not interested persons of the Fund.

       11. All material amendments to this Plan must be approved by a majority vote of the Board of Directors of the Fund and of the Independent Directors, cast in person at a meeting called for the purpose of voting thereon. In addition, this Plan may not be amended to increase materially the amounts authorized to be spent in paragraphs (1) and (8) hereof without approval of a majority of the outstanding shares of the Portfolio.




Dated:  February 1, 1993




























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